Exhibit 10.2

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 20th day of March, 2013 (the “Effective Date”) by and between CLEAR SKY ENERGY S.A. DE C.V., a company organized under the laws of the United Mexican States (“CSE”) and MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas”). Each of CSE and MagneGas is referred to herein as a “Party,” and CSE and MagneGas are collectively referred to herein as the “Parties.”

BACKGROUND

MagneGas is engaged in the business of generating gaseous fuel from liquid waste using proprietary  Plasma Arc Flow technology.  MagneGas is the developer and manufacturer of Gasifiers (as defined below) used for such purpose.

CSE is in the business of selling gaseous fuel.  CSE has established and maintains, or intends to establish and maintain, connections with Customers (as defined below) in the Territory (as defined below) sufficient to allow CSE to promote the sale of Products (as defined below) to Customers in the Territory.

MagneGas and CSE have entered into a Gasifier Purchase Agreement of even date herewith (the “Purchase Agreement”).   Pursuant to the Purchase Agreement, CSE will purchase from MagneGas one or more Gasifiers which CSE will use to manufacture and promote the sale of fuel Products under MagneGas’ Marks (as defined below) to Customers.

The purpose of this Agreement is to set forth the terms and conditions upon which CSE will distribute the Products  and the respective duties, obligations, and responsibilities of each of the Parties, including the conditions upon which MagneGas will allow CSE to promote and distribute Products in the Territory.  The Parties acknowledge and agree that MagneGas would not sell any Gasifiers to CSE without the Parties’ voluntary entry into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

OPERATIVE TERMS AND CONDITIONS

1.            DEFINITIONS

In addition to any other term defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below.

1.1           “Change of Control” shall mean the occurrence of any of the following after the Effective Date: (a) the sale, transfer, or other disposition of all or substantially all of the assets of a Party; or (b) the acquisition (by merger, consolidation, transfer, purchase or otherwise) by any person or entity of (i) beneficial ownership of securities of a Party representing more than fifty percent (50%) of the common stock of such Party or representing more than fifty percent (50%) of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party, (ii) the right or ability to appoint a majority of such Party's Board of Directors (or other governing body), or (iii) the right or ability to direct the operations or management of such Party or any successor to such Party.

1.2           “Commissioning Date” shall mean the commissioning date of the First Gasifier, as defined in the Purchase Agreement.

1.3           “CSE Indemnified Party” shall have the meaning set forth in Section 9.1.

1.4           “Customer” shall mean any Person to which sale of the Product is offered.

1.5           “First Gasifier” shall mean the first Gasifier CSE shall purchase from MagneGas pursuant to the Purchase Agreement.

1.6           “Force Majeure Event” shall have the meaning set forth in Section 11.1.

1.7           “Gasifier” shall mean a Gasifier manufactured by MagneGas based on Plasma Arc Flow technology.

1.8            “Latin America” means the countries in (i) Central America, (ii) South America and (iii) the Caribbean, excluding any U.S. territories.  For purposes of this Agreement, the country of Mexico is not considered part of Latin America.

1.9           “Limited License Agreement” shall have the meaning set forth in Section 5.1.

1.10           “Losses” shall mean any and all damages, settlement amounts, assessments, fines, dues, penalties and other costs and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to third parties with respect to the claim, suit, or action in question by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations. and injunctions that arise from or relate to such claim, suit, or action.

1.11           “Marks” shall have the meaning given to such term in the Limited License Agreement.

1.12           “Mexico” means the country of Mexico, also referred to as the United States of Mexico.

1.13           “Minimum Royalty Requirements” shall have the meaning set forth in Section 2.5.

1.14           “MagneGas Indemnified Party” shall have the meaning set forth in Section 9.2.

1.15           “Person” or “person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

1.16           “Product” shall mean the gaseous fuels manufactured by a Gasifier and any by-products or other output from a Gasifier purchased by CSE that may be sold to Customers, as the same may be modified from time to time in accordance with Section 4.5.

1.17           “Product Quality Standards and Specifications” shall mean the quality standards and specifications for gaseous fuels and other products manufactured or to be manufactured at a Gasifier, according to MagneGas’s CE Certificate of Conformity, in respect of the Products, which MagneGas provides to CSE in writing. The initial Product Quality Standards and Specifications are attached as Exhibit B hereto.

1.18           “Promotional Materials” shall have the meaning set forth in Section 4.2.

1.19           “Purchase Agreement” shall mean the Gasifier Purchase Agreement of even date herewith by and between the Parties.

1.20            “Royalty” shall mean the royalty payment amount MagneGas shall be entitled to receive as calculated pursuant to the formula set forth in Exhibit A attached hereto.

1.21           “Territory” shall mean Mexico (on an exclusive basis pursuant to Section 2.1 below), and the rest of Latin America (on a non-exclusive basis pursuant to Section 2.2 below); provided that the exclusive Territory is subject to change in accordance with this Agreement, for which CSE is granted the right to distribute Products, using MagneGas’ Marks, subject to the terms of the Limited License Agreement.

2.            DISTRIBUTORSHIP

2.1           Exclusive Appointment for Mexico.  Effective upon MagneGas’ receipt of payment in full of the purchase price for the First Gasifier, MagneGas hereby grants to CSE the exclusive right (including without limitation as to Magnegas) to manufacture, sell and distribute the Products in Mexico for a term of three (3) years from the Commissioning Date of the First Gasifier under the Purchase Agreement, subject to extension of such term pursuant to Section 6.1 below and subject to the royalty requirements of Section 2.5 and termination in accordance with Section 5.3 (the “Exclusive Term”).  During the Exclusive Term, MagneGas shall not (a) grant any other distribution rights or license, or appoint any independent sales representatives, to solicit, sell or distribute Gasifiers, Products or products similar to Products to any of Customers in Mexico, or (b) authorize, encourage or support any person to sell Products or products similar to the Products in Mexico to (x) any Customers, or (y) any person that MagneGas knows or should reasonably know, intends to sell or distribute Products or products similar to the Products to any Customers in Mexico.

2.2           Non-Exclusive Appointment – Latin America.  Effective upon MagneGas’ receipt of payment in full of the purchase price for the First Gasifier, MagneGas grants to CSE a non-exclusive right to manufacture, solicit the sale of, sell and distribute Products to Customers in Latin America, subject to the terms and conditions hereof.

2.3           Exclusive Appointment for Latin America.  MagneGas hereby grants CSE an option to acquire exclusive rights to additional territories within Latin America, such option to be exercised effective upon MagneGas’ receipt of payment in full of the purchase price for a Gasifier to be located within a Latin American country (as stated by CSE in its purchase order for such Gasifier) on terms to be negotiated by the parties separate and apart from  the current Purchase Agreement,  and subject to the negotiation of reasonable performance conditions for distribution in such specific Latin American country or geographic portion thereof.   At such time MagneGas shall grant to CSE the exclusive right (including, without limitation, as to MagneGas), to manufacture, sell and distribute Products in the certain Latin American country (or geographic portion thereof, as negotiated by the parties) in which the Gasifier is to be located , subject to the terms and conditions hereof.  For purposes of this Section, each such country for which exclusive rights are granted shall be included in references to the “Territory”.  If CSE acquires exclusive rights as contemplated in this Section, MagneGas shall not, thereafter, for a period of time determined pursuant to Section 6.1 below, (a) grant any other distribution rights or license, or appoint any independent sales representatives, to solicit, sell or distribute Gasifiers, Products or products similar to Products to any of the Customers in the Territory, or (b) authorize, encourage or support any person to sell Products or products similar to the Products in the Territory to any (x) Customers, or (y) any person that MagneGas knows or should reasonably know, intends to sell or distribute Products or products similar to the Products to any Customers in the Territory.   For purposes of clarity, all Gasifiers to be used in a Latin American country other than Mexico on an exclusive basis shall be purchased pursuant to a separate agreement with MagneGas other than the Purchase Agreement.   Minimum Royalty and other performance requirements for such additions to the exclusive Territory shall be negotiated by the parties for each such Latin American country or portion thereof  added to the Territory.  For further clarity, Gasifiers to be used in a Latin American country other than Mexico on a non-exclusive basis shall be purchased pursuant to the Purchase Agreement and the Minimum Royalty and other performance requirements in this Agreement shall apply.

2.4           Breach of Exclusivity.  Other than for such joint sales calls as may be described in any marketing plan mutually agreed to by the Parties, or as otherwise agreed upon by the Parties, MagneGas shall not (directly or indirectly) contact or call upon any Customers in the Territory or cooperate with or support any person other than CSE, to promote the sale of, or sell Products in the Territory to Customers.

2.5           Minimum Royalty Requirement.  To maintain its exclusive rights as distributor for Customers in any country in the Territory, CSE must pay Royalties to MagneGas that meet or exceed certain “Minimum Royalty Requirements” per Gasifier, based on gross revenues generated from (i) sales of Product, and (ii) any other revenue generated from employment of a Gasifier purchased by CSE from MagneGas as a Gasifier or recycler in such country in the Territory (for the avoidance of doubt, gross revenue excludes any other benefit generated from the Gasifiers, such as tax credits or cost savings resulting from employment of a Gasifier for CSE’s internal business purposes).  The Minimum Royalty Requirements per Gasifier applicable for Mexico and other non-exclusive countries in the Territory are set forth on Exhibit A.   Minimum Royalty Requirements for exclusive countries in the Territory other than Mexico shall be negotiated by the parties on a case-by-case basis.   In the event that the Royalty paid to MagneGas during any calendar year is less than the Minimum Royalty Requirements amount, at MagneGas' option, CSE shall become a non-exclusive distributor in the applicable country in the Territory.  In such case, the restrictions on MagneGas' sales and solicitation of sales of (x) Gasifiers to other Persons, or (y) Products to Customers in the such country in the Territory (whether directly or through sales representatives or distributors or otherwise), shall terminate.  For clarification, CSE may fulfill the Minimum Royalty Requirement at any time with a cash payment, notwithstanding that it has not have achieved the required gross revenues.

2.6           Solicitation and Sales Outside the Territory. Unless otherwise agreed by MagneGas, CSE shall not purposefully solicit orders for sales of Products from persons other than the Customers in the Territory. For purposes of this Agreement, solicitations for sales of Products that are accessible to persons outside of the Territory, but that are not specifically directed towards such persons, shall not constitute solicitations for sales of Products outside of the Territory. Notwithstanding the foregoing, sales may be made to Customers maintaining their principal offices outside the Territory so long as solicitations are not targeted to Customers outside the Territory and sales are completed with delivery of Product within the Territory.

2.7           Sub-Agents. CSE shall have the authority to appoint sub-agents, sub-distributors and other persons to assist it in marketing and selling Products hereunder, or to otherwise perform any of CSE's obligations hereunder, provided that CSE has adequately trained such sub-agents and provides commercially reasonable oversight of such sub-agents.

2.8           Other Activities of CSE. Nothing in this Agreement shall be construed to prohibit or limit CSE's ability to promote, offer, purchase, or sell products other than the Products to any person in or out of the Territory.

2.9           Distributorship Arrangement. Each Party acknowledges and agrees that this Agreement provides for a distributorship arrangement. MagneGas will sell one or more Gasifiers directly to CSE pursuant to the terms of the Purchase Agreement and CSE will operate the Gasifier or Gasifiers to manufacture Products for sale in the Territory.  CSE will use its commercially reasonable efforts to maximize sales and distribution of Products to Customers purchasing in the Territory.

2.10           Independent Contractors. Neither Party is, nor will be deemed to be, an agent, legal representative, joint venturer, partner, or employee of the other Party for any purpose.  Neither Party will be entitled to (a) enter into any contracts in the name of or on behalf of the other Party, (b) pledge the credit of the other Party in any way or hold itself out as having authority to do so, or (c) make commitments-or incur any charges or expenses for or in the name of the other-Party.  Each Party shall be solely responsible for payment of all compensation owed to its personnel (and all tax withholding with respect thereto), including payment, if any, of employment-related taxes and worker's compensation insurance premiums.  The Parties are and shall be independent contractors.

2.11           Operations and Expenses. Subject to the express provisions of this Agreement, the detailed operations and activities of CSE in acting as distributor for the Products under this Agreement are subject to the sole control and management of CSE.

2.12           CSE Right of First Refusal for Brazil.  Until exclusive rights are granted in respect of any particular country in the Territory,  MagneGas may sell Gasifiers and distribution rights to any third Person; provided, however, that until the third anniversary of the date of the Purchase Agreement (the “Brazil ROFR Period”), CSE shall have a right of first refusal to acquire exclusive distribution rights for Brazil, other than with the Mello Farias Parties as defined below, in accordance with the terms of this Section.  During the Brazil ROFR Period, if MagneGas receives an offer from, or makes an offer to, a bona fide third party purchaser (other than the Mello Farias Parties) to acquire exclusive distribution rights for the sale of Products in Brazil or any geographic region within Brazil (the “Brazil Offer”), MagneGas will notify CSE of the terms of such Brazil Offer in writing (the “Brazil Offer Notice”).  If CSE notifies MagneGas, in writing, within thirty (30) calendar days after receipt of the Brazil Offer Notice that CSE desires to exercise its right of first refusal, and provided CSE  is not in breach of this Agreement, CSE shall be afforded the opportunity to purchase the exclusive distribution rights on the terms and conditions set forth in the Brazil Offer.  To the extent consideration or other terms and conditions in the Brazil Offer cannot by their nature be duplicated or performed by CSE, the parties will negotiate in good faith to substitute other terms or cash consideration of equivalent value. CSE acknowledges that MagneGas has already been working with and is currently in negotiations with Carlos Eduardo Mello Farias and BCI Born Commerce International, LTDA, for development of the Brazil market.  Accordingly, the terms that MagneGas may agree on with Carlos Eduardo Mello Farias and BCI Born Commerce International, LTDA (the “Mello Farias Parties”) shall not be subject to the right of first refusal granted to CSE hereunder.  Further, CSE agrees not to solicit MagneGas business for Brazil or elsewhere through any of the Mello Farias Parties.

2.13           MagneGas Right of First Refusal for CSE.  If, during the term of this Agreement, CSE or its shareholders shall receive a bona fide offer from a third party to acquire 50% or more of the issued and outstanding shares of capital stock of CSE or substantially all of CSE’s assets used in connection with its metal cutting business or Products distribution business (the “CSE Offer”), MagneGas shall have a right of first refusal to purchase such shares of capital stock or assets, as applicable, in accordance with the terms of this Section.  CSE will notify MagneGas of the terms of such third party offer in writing (the “CSE Offer Notice”).  If MagneGas notifies CSE, in writing, within thirty (30) calendar days after receipt of the CSE Offer Notice that MagneGas desires to exercise its right of first refusal, and provided MagneGas is not in breach of this Agreement, MagneGas shall be afforded the opportunity to purchase such shares of capital stock of CSE or substantially all of CSE’s assets used in connection with its metal cutting business or Products distribution business on the terms and conditions set forth in the CSE Offer.  To the extent consideration or other terms and conditions in the CSE Offer cannot by their nature be duplicated or performed by MagneGas, the parties will negotiate in good faith to substitute other terms or cash consideration of equivalent value.

2.14           Purchase Option on CSE.  If, during the term of this Agreement, MagneGas or its shareholders shall receive a bona fide offer from a third party to acquire substantially all of the issued and outstanding shares of capital stock of MagneGas or substantially all of MagneGas’s assets, that is conditioned upon exclusive distribution rights in the Territory (the “MagneGas Offer”), MagneGas shall have the option to repurchase the Gasifiers and such exclusive rights in accordance with the terms of this Section.  MagneGas will notify CSE of the terms of the MagneGas Offer in writing (the “MagneGas Offer Notice”).  If MagneGas notifies CSE, in writing, within thirty (30) calendar days after receipt of the MagneGas Offer Notice that MagneGas desires to exercise its purchase right, and provided MagneGas is not in breach of this Agreement, MagneGas shall be afforded the opportunity to repurchase the Gasifiers and exclusive distribution rights in accordance with the following Buy-Out Formula.  The “Buy-Out Formula” shall be:  for each Gasifier being repurchased and distribution rights associated therewith, the Purchase Price shall equal the product of the greatest of pro forma 85% utilization or the actual average monthly output, times 12, then multiplied by the remaining rated life of the Gasifier, and then discounted for present value (NPV 10).  For purposes of this calculation, a Gasifier’s rated life is assumed to be twenty years.

3.             MANUFACTURE, PACKAGING, DELIVERY AND PAYMENT

3.1           Manufacture of Product.  CSE, at its sole cost and expense, will manufacture Products using the Gasifier or Gasifiers purchased or that shall be purchased from MagneGas.  The Product shall be manufactured to meet the Product Quality Standards and Specifications.  No Products failing to meet the Product Quality Standards and Specifications will be sold or distributed using or otherwise in association with the Marks.  Notwithstanding any provision to the contrary, failure of CSE to comply with this Section shall be deemed a material breach of this Agreement, except to the extent due to a design or manufacturing defect in the Gasifiers, or failure of a Gasifier to comply with the Gasifier specifications.

3.2           Purchase Price and Terms.  CSE shall have full and complete discretion to establish its terms and conditions of sale of Products to Customers, including pricing.  CSE shall inform MagneGas periodically of its pricing.

3.3           Packaging and Labeling.  CSE will ensure all Product packaging and labeling will be in compliance with all packaging and labeling laws and regulations for the marketing, sale and use of the Products in all geographic regions within the Territory.  Without limiting the  foregoing, CSE, and not MagneGas, will be responsible for all packaging and labeling compliance for any amount of Product shipped in bulk and repackaged after delivery to Customers.  CSE represents that it has adequate capacity to package and label Products, in compliance with applicable legal requirements and with the requirements of this Agreement and the Limited License Agreement, provided MagneGas delivers to CSE artwork and instructions reasonably required to perform packaging and labeling services to order.  MagneGas shall have no other responsibilities in respect of packaging or labeling of Products.

3.4           Shipping and Delivery Terms.  CSE will be responsible for and will prepare all documentation necessary for distribution of Products in and to the Territory.  All Product will be packed and shipped in a commercially reasonable manner, consistent with industry standards, and in compliance with applicable law.

3.5           Manner of Payment: Currency. All payments of any kind to MagneGas, including but not limited to payments of Royalties to MagneGas, shall be calculated and paid in U.S. Dollars. All payments shall be paid by wire transfer of immediately available funds to an account at SunTrust Bank as specified by MagneGas to CSE.

4.             ADDITIONAL OBLIGATIONS OF THE PARTIES

4.1           Stewardship Group.

(i)           Establishment and Composition.  CSE and MagneGas shall establish a steering committee (the “Stewardship Group”) to act as the primary means of discussions between the Parties with respect to the management of the independent distributorship relationship established under this Agreement. The Stewardship Group shall consist of [two (2)] individual representatives appointed by CSE and [two (2)] individual representatives appointed by MagneGas. The initial representatives of CSE and MagneGas are named on Exhibit C.  Each party shall notify the other party in writing of any change in its appointed members. The members of the Stewardship Group (or an individual member thereof designated by the applicable Party) shall be empowered to commit resources of the Party whom they represent to the extent required or permitted hereunder; provided, however, that each party reserves the right to submit any allocation of resources or other action to its management for review and approval.

(ii)           Meetings. The Stewardship Group shall meet at least monthly (or more frequently as the Parties may agree).  Such meetings may be held in person or via teleconference or video conference as the Parties may agree, provided that if no agreement is reached to meet in person, the meeting(s) will be held telephonically. If the meetings are held in person, the venue of such meetings shall be in Florida unless MagneGas otherwise agrees, and shall be attended by at least one representative of each Party.  Each Party shall bear its expenses, including travel and living expenses, in connection with its participation in any meeting under this Section.

4.2           Promotional Materials.  MagneGas shall provide CSE with reasonable quantities of MagneGas' promotional materials and sales literature for the Products, including revised or updated copies hereof as prepared by MagneGas from time to time, (collectively, the “Promotional Materials”) for use by CSE, if CSE so chooses, in promoting sales of Products to Customers in the Territory. CSE may reproduce, publicly display, and modify Promotional Materials; provided, however, that CSE may not alter such materials and literature or remove or obscure any proprietary notices or markings of MagneGas appearing herein, without MagneGas' prior written approval.  All such materials, literature and samples shall be provided to CSE at no additional charge.  Any use of the Marks by CSE in connection with the promotion of the Products and the Promotional Materials shall be in conformity with the terms of the Limited License Agreement.

4.3           Customer Service and Support. Unless otherwise specified herein or agreed by the Parties in writing, CSE shall be solely responsible for responding to all inquiries, complaints, and other communications with or from persons who purchase or are contemplating the purchase of Products in the Territory through or based on orders solicited or being solicited by CSE hereunder. MagneGas shall use commercially reasonable efforts to promptly respond to inquiries by CSE in addressing such inquiries, complaints, and other communications and will cooperate with CSE to resolve any problems or issues that may have arisen. Should CSE require MagneGas’ assistance in connection with performing such  activities, MagneGas shall provide, at CSE’s cost, such assistance as CSE may reasonably request.

4.4           Compliance with Law; Licenses and Approvals.  Each Party shall comply in all material respects with all laws, rules, regulations, and other governmental requirements applicable to its performance under this Agreement, and shall obtain and maintain all material governmental permits, licenses, and consents required in connection therewith.

5.            TERM AND TERMINATION

5.1           Term.

(i)           The term of any non-exclusive distribution rights in respect of Latin America will continue until (A) MagneGas, upon sixty (60) days’ prior written notice to CSE, enters into an exclusive distributorship relationship with a Person other than CSE in such Territory, or (B) this Agreement is terminated for cause as provided in Section 5.2 below.  Notwithstanding the foregoing, CSE’s non-exclusive distribution rights in Mexico are perpetual and may be terminated by MagneGas only pursuant to the provisions of Section 5.1 (Termination Without Cause) or Section 5.2 (Termination With Cause).

(ii)           The term of exclusive distribution rights for any Territory (the “Term of Exclusivity”) shall be for a period of three (3) years of the Commissioning Date of the First Gasifier), provided, however, that the Term of Exclusivity shall be extended for an additional three (3) years for each additional Gasifier purchased by CSE from MagneGas within five (5) years after the Commissioning Date of the First Gasifier, up to six (6) Gasifiers in total.  For example, if the Commissioning Date of the First Gasifier is determined to be January 2, 2013, and the Second Gasifier is acquired June 10, 2013, the Term of Exclusivity will expire January 2, 2019.  If a third Gasifier is purchased is purchased within the prescribed 5-year period from the Commissioning Date of the First Gasifier, the Term of Exclusivity will extended to January 2,2022.  And if a fourth Gasifier is purchased within the prescribed 5-year period from the Commissioning Date of the First Gasifier, the Term of Exclusivity will extend to January 2, 2025.  These Terms of Exclusivity may be terminated by MagneGas, at MagneGas’ sole option, if CSE does not purchase the Second Gasifier prior to the third anniversary of the Commissioning Date of the First Gasifier.

5.2           Termination Without Cause.  Notwithstanding the provisions in Section 5.1 above, this Agreement may be terminated without cause by either Party, if a court of competent jurisdiction or governmental authority, regulatory, or administrative agency or commission shall have enacted any law, statute, rule, or regulation, or issued any final and non-appealable order or decree that permanently restrains, enjoins, or otherwise prohibits either Party from substantially performing under this Agreement; provided, however, that if such restraint, injunction, or prohibition affects only a portion of the Territory that is not substantial to the Territory as a whole, such termination shall be limited to such portion of the Territory; and provided further that if such restraint, injunction or prohibition affects a portion of the Products that is not substantial to the range of Products as a whole, such termination shall be limited to such Product(s) only.

5.3           Termination for Cause.  Notwithstanding the provisions in Section 5.1 above, this Agreement may be terminated for cause:

(i)           By either Party if the other Party (a) institutes any insolvency, receivership, or bankruptcy proceedings, or any other proceedings for the settlement of its debts, (b) has any such proceedings instituted against it, which proceedings are not dismissed or otherwise resolved in its favor within one hundred and twenty (120) days thereafter, (c) makes a general assignment for the benefit of its creditors, or (d) is dissolved or permanently ceases to conduct business in the ordinary course;

(ii)           By either Party if the other Party breaches or fails to comply with any material term, condition, or obligation required to be performed or complied with by such other Party, and such breach or failure is not cured within forty-five (45) days following written notice thereof by the terminating Party; provided, however, that if such breach or failure affects only a portion of the Territory or range of Products that is not substantial to the Territory or range of Products as a whole, such termination shall be limited to such portion of the Territory or range of Products, as applicable; or

(iii)           By CSE upon thirty (30) days' prior written notice if CSE determines in its reasonable business discretion that the performance or observance of this Agreement by either Party is having, or has had, a material adverse effect on the relationship between CSE or any of its affiliates, on the one hand, and any of their Customers, on the other hand.

5.4           Books and Records; Audit.  Commencing on the Effective Date of this Agreement and for a period of three (3) years after termination of this Agreement, CSE agrees to make and keep full and accurate books and records in sufficient detail, and in the English language, to enable Royalties payable hereunder to be determined.  On no less than thirty (30) days' prior written notice to CSE, but no more frequently than once per calendar year, MagneGas or a third party certified public accountant designated by MagneGas shall have access at CSE’s offices during normal business hours to the books and records of CSE pertaining to (A) CSE's sales of Products to Customers or (B) the manufacture of Products, solely to the extent necessary to verify the calculation of the Royalties due, if any, under this Agreement or compliance with Product Quality Standard and Specifications.   Prompt adjustment and payment shall be made by CSE or MagneGas to compensate for any underpayments or overpayments disclosed by such audit.  The cost of each audit shall be borne by MagneGas; provided, however, that if any audit discloses that CSE has underpaid Royalties by three percent (3%) or more during the period audited, CSE shall bear the reasonable cost of the applicable audit.  Similarly, if any audit discloses that CSE has distributed Product under the Marks that does not meet the Product Quality Standards and Specifications, CSE shall bear the reasonable cost of the applicable audit.

5.5                  Rights and Obligations on Expiration or Termination.

(i)           If and when this Agreement is terminated for any reason or no reason, MagneGas shall be entitled to receive from CSE, and CSE shall pay to MagneGas in accordance with the terms and conditions of this Agreement, any and all Royalties earned but not received prior to the effective date of such termination;

(ii)           If MagneGas terminates this Agreement for CSE’s failure to perform or any other “for cause” reason under Section 5.3, at MagneGas’s sole option it may, but shall not be required to,  purchase any Gasifiers owned by CSE on a straight line depreciation basis, according to the remaining useful life of the Gasifiers CSE may have at such time; and

(iii)           In the event CSE terminates this Agreement for MagneGas’s failure to perform its obligations under Section 2.1, Magnegas shall repurchase the Gasifiers on a straight-line depreciation basis, according to the remaining useful life of the Gasifiers CSE may have at such time.

(iv)           Upon termination of this Agreement, CSE will immediately cease using the Marks provided that CSE will be authorized to deliver Products packaged and labeled using the Marks on orders received prior to termination of this Agreement.

5.6           Survival. The following Sections and Articles, as well as any payment obligations of MagneGas, shall survive the expiration or termination of this Agreement: Sections  5.5, 7, 8 and 9.

6.            REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF ADDITIONAL WARRANTIES

6.1           By Both Parties.  Each Party represents and warrants to the other Party that (a) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, (b) it is not a party to any agreement or understanding, and knows of no law or regulation, that would prohibit it from entering into and performing its obligations under this Agreement, or that would conflict with this Agreement, and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

6.2           Additional Warranties of MagneGas.   MagneGas additionally represents and warrants to CSE that (a) it owns and claims proprietary rights to the technology that is the basis for the Gasifier and that certain of those rights are protected by patents filed with the U.S. Patent and Trademark Office (the “USPTO”), are covered by patents pending with the USPTO, or are otherwise MagneGas’s trade secrets and that, based on such ownership, MagneGas has sufficient rights to license to CSE the right to distribute Products in the Territory; and  (b) provided that CSE acknowledges that no patent application for the Gasifier technology is currently pending before the Mexican Patent and Trademark Office and that MagneGas has not undertaken a search of the records of the Mexican Patent and Trademark Office, to the best  knowledge of MagneGas such Products will not infringe or misappropriate any enforceable patent, copyright, trade secret, or other intellectual property or proprietary rights of any third party.

6.3           Additional Warranties of CSE.  CSE additionally represents and warrants to MagneGas that (a) it has  access to sufficient quantities of raw materials and ingredients to produce and provide such quantities of Products as may be necessary to fill in a timely manner all purchase orders for Products that may be received by CSE for sales to Customers in the Territory, based upon projections of sales developed by CSE; (b) the Products shall be manufactured, labeled, and packaged in accordance with all applicable laws for sales of Products in the Territory, (c) the Products, prior to distribution, will be tested and certified, or shall be tested, under the Instituto Mexicano de Petrόleo and all other required governmental bodies offering applicable testing and certification, (d) the Products are and shall be compliant with all applicable federal and state laws and regulation, including, but not limited to, environmental laws and regulations, for sale and use of the Products within the Territory, subject to any special handling and disposal requirements or processes that MagneGas shall have described to CSE in writing in advance of any related orders being accepted, (e) such Products will, at the time of shipment, conform with the Product Quality Standards and Specifications, and (f) neither CSE nor any of its representatives will intentionally make any oral or written representations which vary materially from the Product Quality Standards and Specifications.

6.4           Disclaimer of Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER. PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

7.            LIMITATIONS OF LIABILITY

7.1           Limitation on Certain Damages. EXCEPT TO THE EXTENT ARISING OUT OF A THIRD PARTY CLAIM AS SET FORTH IN SECTION 8 BELOW, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR. CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH THE PRODUCTS OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY REFLECTS A DELIBERATE AND BARGAINED FOR ALLOCATION OP RISKS BETWEEN CSE AND MAGNEGAS AND IS INTENDED TO BE INDEPENDENT OF ANY EXCLUSIVE REMEDIES AVAILABLE UNDER THIS AGREEMENT, INCLUDING ANY FAILURE OF SUCH REMEDIES TO ACHIEVE THEIR ESSENTIAL PURPOSE.

EXCEPT TO THE EXTENT ARISING OUT OF A PARTY’S (I) VIOLATION OF LAW, OR (II) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR A THIRD PARTY CLAIM AS SET FORTH IN SECTION 8 BELOW, EACH PARTY’S TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL IN NO EVENT EXCEED THE MINIMUM ROYALTY AMOUNT.

7.2           Essential Part of the Bargain. The Parties acknowledge that the limitations of liability set forth in this Article 7 are an essential element of this Agreement between the Parties, and that the Parties would not have entered into this Agreement but for such limitations of liability.

8.             INDEMNIFICATION

8.1           Indemnification by MagneGas.  MagneGas shall defend and/or settle any and all third party claims, suits, and actions asserted against CSE, its affiliates, or their respective its employees, officers, directors, agents, successors, and assigns (each, a “CSE Indemnified Party”), to the extent such claims, suits or actions arise from or are based on (i) any breach by MagneGas of any of its representations, or warranties set forth in Article 6 or (ii) an actual or alleged claim of infringement or misappropriation of a patent, copyright, trademark or trade secret of any third party.  All settlements under this Section 8.1 shall be subject to CSE's prior written approval.  CSE (and the applicable CSE Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection).  In addition, MagneGas shall indemnify and hold harmless the CSE Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

8.2           Indemnification by CSE.  CSE shall defend and/or settle any and all third party claims, suits, and actions asserted against MagneGas, its affiliates, or their respective its employees, officers, directors, agents, successors, and assigns (each, a “MagneGas Indemnified Party”), to the extent such claims, suits or actions arise from or are based on (a) any breach by CSE of any of its representations or warranties set forth in Article 6, or (b) CSE’s tortious acts or omissions in connection with any sale, distribution, use, or disposal of the Products, including, without limitation, to or by the Customers, their customers, or any other person (including, without limitation, products liability claims), except to the extent caused by or arising out of the acts or omissions of MagneGas or any MagneGas Indemnified Party.  All settlements under this Section 8.2 shall be subject to MagneGas' prior written approval.  MagneGas (and the applicable MagneGas Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection).  In addition, CSE shall indemnify and hold harmless the MagneGas Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

8.3           Publicity – Adverse Conditions. To the extent practicable, and unless otherwise required by applicable law, subpoena or court order, the Parties will notify or otherwise consult with one another prior to making any public announcement concerning any materially adverse event or condition in connection with a Gasifier, Products or the distribution business contemplated by this Agreement.

9.            GENERAL PROVISIONS

9.1           Force Majeure. Neither Party shall be considered in default of its performance of any obligation hereunder to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such Party's reasonable control, including, without limitation, any act, failure to act, or delay in acting on the part of any governmental authority; governmental priorities; strikes or other labor difficulties; accidents or disruptions such as fire, explosion, terrorism, flood, epidemics, unanticipated breakdown, failure, or delay of third party essential machinery or telecommunications services, or civil disturbance (each, a “Force Majeure Event”). If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such Force Majeure Event and to overcome such Force Majeure Event as soon as reasonably possible. A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with a written description of the facts giving rise to said event when it arises and statement claiming Force Majeure giving rise to suspension of the Parties’ obligation hereunder during the pendency of such conditions of Force Majeure.

9.2           Assignment; Binding Effect. Except as expressly permitted hereunder, neither Party may, assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such assignment, delegation, or transfer shall be null and void. Notwithstanding the foregoing, each Party may, without consent, assign or transfer this Agreement in its entirety to any Affiliate, or entity into or with which such Party merges or consolidates, or to whom the Party transfers all or substantially all of its business or assets to which this Agreement relates; provided, however, that this sentence shall not apply to assignments or transfers of this Agreement by or to the following competitors of MagneGas or CSE: Air Gas, Praxair and Air Liquide. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

9.3           No Rights In Third Parties. Except as expressly stated herein, nothing in this Agreement will confer any rights upon any person other than the Parties and their respective successors and assigns.

9.4           Choice of Law: Jurisdiction. This Agreement and its subject matter shall be governed by and interpreted in accordance with the laws of the State of Florida, without reference to any principles governing conflicts of law that might cause the laws of any other jurisdiction to apply.  The appropriate federal and state courts in Hillsborough County in the State of Florida or in the State of Texas shall have exclusive jurisdiction in connection with the interpretation and construction of this Agreement and any dispute, default, or breach arising hereunder. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

9.5           Notices. All notices required under this Agreement shall be deemed effective upon receipt and shall be (a) delivered personally, (b) sent via overnight delivery using a nationally recognized courier service (e.g., UPS or FedEx), to the Party to be notified, at the address(es) for such Party set forth below, or at such address(es) of which such Party has provided notice in accordance with the provisions hereof, as follows:

To MagneGas:	150 Rainville Rd Tarpon Springs, FL 34689 Attn: Ermanno Santilli, CEO

with a copy to:	Shutts & Bowen LLP 4301 W. Boy Scout Blvd., Suite 300 Tampa, FL 33607 Attn: Olga M. Pina, Esq.

To CSE: in U.S.:	1001 4th Avenue #2325 Seattle, WA 98154 Attn: Mitchell Adams

in Mexico:	Boulevard Independcia 3438, Piso 4 El Fresno Torreon, Coahuila Mexico Attn: Jorge Torres

with a copy to:	Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200 Seattle, WA 98101 Attn: Louisa Barash, Esq.

9.6           Entire Agreement; Amendments. This Agreement, including any Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties with respect to its subject matter and other documents referenced herein. All prior and contemporaneous agreements and understandings between the Parties, whether oral or written, are hereby superseded in their entirety by this Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties.

9.7           No Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

9.8           Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be modified to reflect the fullest legal and enforceable expression of the intent of the Parties or, if not possible, severed, and the remainder of this Agreement will not be affected thereby. Notwithstanding the foregoing, the limitations of liability in Article 8 and the indemnification provisions in Article 9 are considered by the Parties to be integral to this Agreement and may not be modified or severed from this Agreement.

9.9           Interpretation. The Section, Article, and Exhibit headings contained in this Agreement are for reference purposes only, and shall not control or affect the construction of this Agreement or the Interpretation thereof in any respect. Unless otherwise expressly indicated, all references to Sections, Articles, and Exhibits are to the Sections, Articles, Exhibits and Schedules of this Agreement.

9.10           Background.  The Background information shall be incorporated in and made a part of the operative terms and conditions of this Agreement.

9.11           Counterparts.  This Agreement may be executed in two or more counterpart's, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of his Agreement to produce or account for more than one such counterpart.  Facsimile or electronically scanned copies will be given the same force and effect as original documents.

9.12           Confidentiality.The terms of the confidentiality provision in the Purchase Agreement shall also apply to this Agreement.

IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.

CLEAR SKY ENERGY, S.A. DE C.V.		MAGNEGAS CORPORATION

By:	/s/ Manual Juan Marco	By:	/s/ Ermanno Santilli
Name:	Manual Juan Marco	Name:	Ermanno Santilli
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	March 19, 2013	Date:	March 20, 2013

CLEAR SKY ENERGY, S.A. DE C.V.

By:	/s/ Jorge Torres
Name:	Jorge Torres
Title:	President
Date:	March 19, 2013

EXHIBIT A
Minimum Royalty Requirements for Mexico and Non-Exclusive Countires in Latin America

	Percent Royalty*	Minimum Royalty (per Gasifier)**

First Gasifier	5%	$30,000
Second through Sixth Gasifiers	10%	$45,000

*Royalty is based on gross revenues as described in the Agreement.

**Minimum Royalty is calculated annually on a calendar year basis per Gasifier purchased, with proration for partial calendar years.

EXHIBIT B
Product Quality Standards and Specifications (See attached)

ONE 300 KW PLASMA-ARC-FLOWTM TOTAL REFINERY MEETING CE CERTIFICATION (hereinafter referred to as the “Total Refinery”) according to the following specifications (see www.MagneGas.com for details):

MODES FOR USE
TOTAL MODE:  For the gasification of various liquid such as ethylene glycol, crude oil,  cooking oil waste, olive oil waste, antifreeze waste, palm oil waste, certain oil based liquid waste, via its recirculation through the arc until all liquid molecules are eliminated by the arc and converted into usable MagneGas fuel, heat and a small percentage of carbon residue.

MAIN COMPONENTS

POWER:  One 300kw Power Unit

OPERATING PRESSURE: Up to 30 psi (2 bars)

OPERATING TEMPERATURE: Maximum of 400ºF (204ºc)

CONTROLS:  Various control panels for completely automatic operation as follows:

CONTROL PANEL FOR THE ARC: Manufactured by TEIS Corporation in Italy with automatic initiation, control and optimization of the arc, as well as automatic shut off for any malfunction, including excess pressure, excess temperature or lack of flow, with visual and sonic alarms in case of shut off.

ELECTRIC PANELS: For the connection of the Refinery to an outside source of electricity (such as the grid or a generator) with all necessary breakers and disconnects all meeting requirements for outdoor use.

CONTROL PANEL FOR LIQUID LEVEL: Maintains the level of the liquid automatically.

CONTROL PANEL FOR MAGNEGAS STATION: For completely automatic processing of MagneGas.

ONE VERTICAL PLASMA-ARC-FLOW STATION:  2’ (60 cm) diameter 5’ (1.5 m) tall with  Hydraulic Lift for electrode replacement.

COAL ELECTRODES: Cylindrical electrodes with 6”, 7” and 8” O.D.

ELECTRODE REPLACEMENT:  All operating components are contained in the top flange that can be removed via electrical operated linear actuator for easy replacement of electrodes.

REFILL STATION: Comprising a strainer and a pump for completely automatic refill of liquid feedstock.

MAGNEGAS STATION: Comprising two 100 gallon (378 liter) tanks, gas filter, de-humidifier for the removal of any water vapor, desecant to remove traces of water vapor in Magnegas, backpressure regulator, a 30 HP compressor up to 5,000 psi (330 bars). Plus additional equipment for the condensation of water vapor and their removal down to 5 PPM in Magnegas.

COOLING SYSTEM: Four external heat exchangers (shell and tube) connected to a chiller operated cooling system via antifreeze coolant and a pump that can be disconnected so that the heat from the heat exchanger can be used for conversion to electricity or other uses.

INDUSTRIAL TRANSFORMER: For use with local power supply.

ASSEMBLY

All the preceding components will meet CE Certification.  Additionally the above components will be assembled in such a way to meet CE requirements as follows:

PAF Platform containing the PAF module, pumps and heat exchanger, hydrolic lift and related components

Magnegas Platform containing desiccant, expansion tank, back pressure regulator, Magnegas filter, Magnegas compression tank, compressor and additional desiccant.

Control Platform containing main control panels, transformer and various panels with circuit breakers for attachment to the grid.

Cooling Platform containing chillers operated with antifreeze and related pumps.

All the above platforms will have a maximum width of 8 feet (2.44 Meters) so that it can be transported on a low boy trailer.  However, for operation in location they must be placed at certain relative distances of each other requested by CE certification according to a floor plan provided by Manufacturer.

ACCESSORIES

The above specified Refinery is delivered:

1) In fully operational and automatic condition;

2) With Operating Manual;
3) With List of suppliers and their addresses/phones for service;

4) With Spare electrodes for one month operation;

5) Training of up to three Buyer technicians for three weeks upon completion of the construction and for final testing prior to delivery.

NOTE: A variety of additional equipment is available on request, such as

1)           BiFuel Car running on MagneGas
2)           Electric Generator running on MagneGas
3)           Metal Cutting Demonstration Kit
4)           5 Way Exhaust Analyzer

PERFORMANCE

PERFORMANCE IN THE TOTAL MODE

The Refinery will be recommended by the manufacturer for optimal efficiency according to the following two different specifications.

1)           For Use to Produce Maximum Fuel Quantity:

To maximize fuel production it is necessary to use oil or hydrocarbon based waste. This Refinery is being delivered to process new ethylene glycol. The manufacturer also recommends the use of an oil based low density liquid feedstock such as ethylene glycol mixed with other oil based waste, as per manufacturer’s suggestion.  The Refinery operating at full power, full pressure and full temperature may produce up to 3,000 cubic feet per hour of Magnegas fuel.  Jointly the liquid recycled in this case is 1/1000 of the Magnegas produced corresponding to 10 gallons per hour in the absence of evaporation of water content.

DISCLAIMER

The production of Magnegas varies greatly with even minimal changes in the liquid feedstock.  As an example when operating in water without any organic contaminants the production of Magnegas is expected to be less than half the maximum production indicated above.

It should be stressed that the Refinery cannot process on a continuous basis heavy oils, such motor oil waste, or crude oil or other oils, unless mixed with water because of the creation of fullerenes that require a special design of the PAF module for the continuous removal of excess carbon.

IMPORTANT NOTE:

This refinery is designed for use at high pressure and high temperature.  However, for safety the manufacturer recommends using it with a maximum pressure of 30 psi.  The Buyer may at their discretion obtain local government certification and insurance for high pressure use.

ELECTRODES:

The Refinery as above specified shall be delivered with Electrodes sufficient for a one month use. All additional electrodes have to be purchased by Buyer and/or user of the Refinery. During the construction of the Refinery, Manufacturer shall assist Buyer in the selection of its preferred supplier of electrodes.

Any manufacturing of the electrodes must receive the written approval by Manufacturer, not only in dimensions and tolerances, but also in material specifications. The use of electrodes not authorized by Manufacturer implies the automatic termination of all warranties because of expected malfunction  as well as potential serious damage to the MagneGas Technology.

SPARE PARTS:

Spare parts for anticipated two years of use will be included such as filters, seals and other minor components.

SERVICE KIT:

A Service Kit containing the following items will be provided with each Refinery:

RTB 1/4 OD SOFT REF TUBE (50' ROLL)

Standard Brass Compression Tube Fitting Sleeve for 1/4" Tube OD

Filter Cartridge for Water & Organic Acids, Polypro, 10 Micron, 30" H

Polyester Felt Filter Bag 50 Micron, 8" Diameter X 32" Height

Coltri compressor Molecular sieve filters (x2)

Coltri compressor Intake filter

24” gasket

Phenolic holder seals

Electrodes for one Month Use

APPROVED LIQUID WASTE

The refinery should be solely used with liquid waste approved by the company in writing.  Any use of liquid waste not approved by the company will imply the termination of the warranty. The gasification of engine oil waste and other oil very rich in carbon requires the continuous removal of the excess carbon produced during the process that can be done via high speed centrifuge specifically designed for that purpose and included in the Plasma Arc Flow loop.

INSTALLATION

Buyer is responsible for all setups needed to install the Refinery by using Buyer’s technicians trained at the Manufacturers plant.

PRODUCT WARRANTIES

Manufacturer hereby warrants that the Refinery will be delivered as identified in the Purchase Agreement of even date herewith and will have the performance specified therein and in this Exhibit B.

Manufacturer furthermore warrants the proper operation of the Automatic Control, the Automatic Refill, and the Automatic gas Station as herein stated for the duration of one year from the date of delivery, said warranty covering the payment by Manufacturer of all parts for their replacement.

All additional components of the Refinery carry a warranty from their own manufacturers. For instance, the Miller AC-DC Converters carry a written warranty from their manufacturer, the US Miller Corporation, and the same applies for pumps and all other standard parts not manufactured by Manufacturer. All such warranty details will be passed from Manufacturer to Buyer on or before delivery.EXHIBIT C
Representative Designated for Stewardship Group

For CSE:                                1. Mitch Adams
                                               2. Jorge Torres

For MagneGas:                     1. Ermanno Santilli
                                               2. Luisa Ingargiola